Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Jill Schmidt
(952) 594-3385

INTERNATIONAL  MULTIFOODS  UPDATES  FISCAL 2004  AND
LONGER-TERM  OUTLOOK

MINNEAPOLIS, NOV. 5, 2003 — International Multifoods Corp. (NYSE: IMC) today said that it expects earnings for its fiscal year ending Feb. 28, 2004, to be below analysts’ current consensus earnings estimates of $1.71 per share before unusual items.  Fiscal 2004 earnings before unusual and one-time items are now expected to be in the range of $1.30 to $1.40 per diluted share.  Including previously announced unusual and one-time items of 30 cents per share, the company expects full-year earnings per diluted share to be in the range of $1.00 to $1.10.

The company said that its revised earnings outlook is due to lower-than-anticipated sales volumes in the company’s U.S. Consumer Products business.  The company’s U.S. Consumer Products business has been negatively affected by increased competition and recent softness in its product categories.

“We are facing a significantly tougher competitive environment in our U.S. Consumer Products business than we had assumed in our prior earnings guidance,” said Gary E. Costley, Multifoods chairman and chief executive officer.  “While we had solid performance in the marketplace during the first seven months of the fiscal year, we are now contending with aggressive responses from existing competitors and with several new entrants into our key categories.  Our recent sales and marketing execution was not adequate given the competitive environment.”

The company now expects free cash flow for the current fiscal year of $5 million to $10 million ($45 million to $50 million of cash flows from continuing operations less $40 million in capital expenditures), which is below the previously anticipated range of $20 million to $25 million (cash flows from continuing operations of $60 million to $65 million less capital expenditures of approximately $40 million).

- more -

MULTIFOODS UPDATES OUTLOOK. . ./2

Multifoods also said today that it is updating its three-year annualized financial targets to reflect the industry- and company-specific issues currently impacting its businesses.  Using the revised fiscal 2004 full-year earnings estimates as a base, Multifoods’ annualized financial targets for the next three-year period (fiscal 2005 to fiscal 2007) are net sales growth of 2 percent to 3 percent, operating earnings growth of 4 percent to 6 percent, and earnings per share growth of 7 percent to 9 percent.  The company expects free cash flow in the range of $100 million to $120 million (cash flows from operations of $180 million to $210 million less capital expenditures of $80 million to $90 million) over the same three years.

“These revised goals reflect our current expectations for slower volume and sales growth, an intensified competitive environment and increased spending in direct support of our brands,” Costley said.  “We currently have an infrastructure in place to manage a larger and faster growing business.  Given the marketplace trends we are experiencing, we intend to simplify our business structure and reduce operating costs to enable us to more aggressively reinvest in our brands.

“Our focus is on free cash-flow generation and profitable growth through brand-building, product innovation and improvements in operating efficiencies,” Costley said.

Conference Call Information

Multifoods will host a conference call today beginning at 11 a.m. (EST) to comment on its fiscal 2004 and longer term outlook.  Investors and the public are invited to access the live Webcast of the conference call through the company’s Web site, www.multifoods.com.  A replay of the Webcast will be available at the same location shortly after the call and will remain available through the end of November.

About Multifoods

Multifoods is a manufacturer and marketer of branded consumer foods and foodservice products in North America.  The company’s food manufacturing businesses have combined annual net sales of nearly $940 million.  Multifoods’ brands include Pillsbury® baking mixes for items such as cakes, muffins, brownies and quick breads; Pillsbury® ready-to-spread frostings; Hungry Jack® pancake mixes, syrup and potato side dishes; Martha White® baking mixes and ingredients; Robin Hood® flour and baking mixes; Pet® evaporated milk and dry creamer; Farmhouse® rice and pasta side dishes; Bick’s® pickles and condiments in Canada; Softasilk® premium cake flour; Red River® hot flax cereal; and Golden Temple® Indian foods.  Further information about Multifoods is available on the Internet at www.multifoods.com.

MULTIFOODS UPDATES OUTLOOK. . ./3

Forward-Looking Language

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company’s operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; market or weather conditions that may affect the costs of grain, other raw materials, utilities and fuel; the impact of labor matters; changes in laws and regulations; fluctuations in foreign exchange and interest rates; the potential inability to collect on a $6 million insurance claim receivable related to the loss of product in St. Petersburg, Russia; risks commonly encountered in international trade; and other factors as may be discussed in the company’s Annual Report on Form 10-K for the year ended March 1, 2003, and other reports filed with the Securities and Exchange Commission.

# # #